Exhibit 10.3
Lew Belote
2007 Executive Bonus Plan
For 2007, you will be eligible to receive a performance bonus based upon achievement of performance objectives. Your bonus may be up to the following amounts:
Sixty Percent (60%) of your 2007 bonus award will be based on Corporate Financial Performance (as outlined below). Forty Percent (40%) of your 2007 bonus award will be based on Individual Performance Objectives (as outlined below). Your Target Bonus for 2007 is $385,000. Your Target Bonus is your expected bonus amount assuming successful achievement of all of your performance objectives. If you significantly exceed your performance objectives, you may receive a bonus in excess of your Target Bonus, up to a maximum of 200% of your Target Bonus.

At Threshold Performance Level:	0% of Target Bonus

At Target Performance Level:	100% of Target Bonus (60% for Corporate Financial Performance; 40% for Individual Performance)

At Growth Performance Level:	200% of Target Bonus (120% for Corporate Financial Performance; 80% for Individual Performance)
Achievement in between levels will be calculated according to a bonus formula described below.
Corporate Financial Performance Element
The Corporate Financial Performance element will be determined based on a financial matrix that includes EBITDA and Revenue components. A copy of the matrix for your 2007 bonus, as approved by the Compensation Committee, is being provided to you in connection with this Bonus Plan.
Individual Performance Objectives
Your maximum potential bonus award for the Individual Performance element is 80% of your Target Bonus (for extraordinary performance). Your expected bonus for the Individual Performance Element is 40% of your Target Bonus (at acceptable satisfaction of your objectives). A copy of your individual performance objectives is being provided to you in connection with this Bonus Plan.

General Terms & Conditions
Participant must be employed on the payment date to be eligible to receive a bonus. The payment date will be no later than April 15, 2008.
Any participants employed after January 1, 2007 will have their payout prorated based on the number of days employed in 2007.
Employees who go on a Leave of Absence, including disability, will have their payout pro-rated based on actual days in full service employment. (Vacation, normal sick leave and Jury Duty will not cause a pro-ration).
The Company reserves the right to amend the plan at any time, with or without notice; all payments under the plan are at the sole discretion of senior management.
Participation in the 2007 Annual Bonus Plan does not change your at-will employment status at Move Inc. This means that unless expressly agreed otherwise in writing signed by the Chief Executive Officer of Move, Inc and you, both you and the Company retain the right to end the employment relationship at any time with or without notice, with or without cause.
Your signature below indicates that you have received, read and understand the 2007 Executive Bonus Plan.

Lew Belote	Date

Print Name